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FOR IMMEDIATE RELEASE
TUESDAY, NOVEMBER 14, 2000


CONTACTS
TYCO:
INVESTOR RELATIONS                          MEDIA RELATIONS
J. Brad McGee                               Judith Czelusniak
Executive Vice President,                   Senior Vice President,
Chief Strategy Officer                      Corporate Relations
Tyco International (US) Inc.                Tyco International (US) Inc.
(603) 778-9700                              (561) 988-7424

INNERDYNE:
William G. Mavity
President/CEO
InnerDyne, Inc.
(408) 745-6010


                      AMENDED DOCUMENTATION FILED WITH SEC
                          FOR INNERDYNE EXCHANGE OFFER

PEMBROKE, BERMUDA AND SUNNYVALE, CA, NOVEMBER 14, 2000 -- Tyco International Ltd. (NYSE: TYC; LSE: TYI; BSX: TYC), a diversified manufacturing and service company, and InnerDyne, Inc. (Nasdaq: IDYN), a medical manufacturer and distributor of patented radial dilating access devices used in minimally invasive surgical procedures, today announced that they have filed with the Securities and Exchange Commission amended documentation relating to the exchange offer of Tyco Acquisition Corp. X for the common stock of InnerDyne. The documentation, which was filed in response to SEC comments, includes an amended registration statement and prospectus of Tyco and an amended solicitation/recommendation statement on Schedule 14D-9 of InnerDyne.

As previously announced, the exchange offer has been extended to midnight, New York City time, on Wednesday, November 29, 2000. Tyco Acquisition has disclosed in the amended documentation that it will make a subsequent offering period available if, at the expiration of the offer, a majority but less than 90% of the InnerDyne shares have been tendered. In this situation, assuming all offer conditions are satisfied, Tyco Acquisition will immediately accept for



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exchange all validly tendered shares prior to the expiration date of the initial offering period and will also accept all validly tendered shares tendered during the subsequent offering period.

Tyco Acquisition is offering to exchange a fraction of a Tyco common share valued at $7.50, determined as described in the prospectus, for each share of InnerDyne common stock. If there is a subsequent offering period, the fraction of a Tyco common share exchanged will be the same for shares tendered in that period as in the initial offering period.

Copies of the amended registration statement on Form S-4, an amended Schedule TO, the amended prospectus, the amended solicitation/recommendation statement on
Schedule 14D-9 and other documents filed by Tyco and InnerDyne with the SEC may be obtained at the SEC's web site at http://www.sec.gov. These documents may also be obtained from Tyco or from InnerDyne by directing requests to Tyco International Ltd., The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, tel: (441) 292-8674; or to InnerDyne, Inc., 1244 Reamwood Avenue, Sunnyvale, CA 94089, tel: (408) 745-6010.

Documents may also be obtained from MacKenzie Partners, Inc., the information agent for the offer, 156 Fifth Avenue, New York, New York 10010, (212) 929-5500 (call collect) or (800) 322-2885 (toll free).

ABOUT INNERDYNE
InnerDyne designs, develops and manufactures minimally invasive surgical access products that incorporate the company's proprietary radial dilation technology, including the patented Step(TM) expandable needle system. Radial dilation provides surgical access through expansion of a very small opening using progressively larger blunt instruments.

ABOUT TYCO INTERNATIONAL LTD.
Tyco International Ltd. is a diversified manufacturing and service company. Tyco is the world's largest manufacturer and servicer of electrical and electronic components; the world's largest designer, manufacturer, installer and servicer of undersea telecommunications systems; the world's largest manufacturer, installer and provider of fire protection systems and electronic security services; and the world's largest manufacturer of flow control valves. Tyco also holds strong leadership positions in disposable medical products, diagnostic imaging, bulk pharmaceuticals, wound closure, plastics and adhesives. Tyco operates in more than 100 countries and has reported fiscal 2000 sales of approximately $28.9 billion.

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